Walgreen Co. Corporate Communications ● 200 Wilmot Road ● Deerfield, Ill. 60015 ●(847) 940-2500

Contact: Michael Polzin
(847) 914-2925
FOR IMMEDIATE RELEASE	INTERNET: http://www.walgreens.com

WALGREEN CO. ANNOUNCES 31st CONSECUTIVE YEAR

OF RECORD SALES, EARNINGS

Company Takes $54.7 Million Fourth Quarter Charge for Hurricane Katrina Costs

DEERFIELD, Ill., Sept. 26, 2005 - Walgreen Co. (NYSE, NASDAQ: WAG) today announced its 31st consecutive year of record sales and earnings. The company also said its net earnings per share for the fourth quarter of fiscal year 2005, ending Aug. 31, were flat due in part to a $54.7 million pre-tax charge for expenses associated with Hurricane Katrina. The storm initially closed 74 locations, although about half of those re-opened within two weeks. Currently, 32 stores remain closed in New Orleans and the surrounding area.

Walgreens aggressive expansion program resulted in fiscal 2005 new store openings of 435 (371 net new after closings and relocations), including 172 in the fourth quarter alone. The company anticipates opening 475 stores in fiscal 2006, with a net increase of 390.

Net earnings for the fourth quarter were up 1.4 percent to $329.0 million or 32 cents per share (diluted) versus last year's $324.4 million or 32 cents per share (diluted). Fiscal year net earnings increased 15.5 percent to $1.560 billion or $1.52 per share (diluted) versus last year's $1.350 billion or $1.31 per share (diluted).

Fiscal 2005's fourth quarter and full year included $54.7 million or 3 cents per share, diluted, of pre-tax expenses related to Hurricane Katrina. Fiscal year 2005 also included pre-tax litigation settlement gains of $26.3 million or 2 cents per share, diluted, compared to litigation settlements of $16.3 million or 1 cent per share, diluted, in the previous year.

Therefore, on a non-GAAP basis, excluding the effects of Hurricane Katrina and gains from litigation settlements, fourth quarter earnings were up 12.1 percent to $363.3 million or 35 cents per share, diluted, and fiscal year earnings were up 17.7 percent to $1.577 billion or $1.53 per share, diluted. The table titled, "Effect of Hurricane Katrina and Litigation Settlements on Earnings" more fully illustrates their effect on earnings for the quarter and year.

Sales rose 11.3 percent to $10.5 billion for the fourth quarter and 12.5 percent to $42.2 billion for the year. Total sales in comparable stores (those open more than a year) were up 7.0 percent for the quarter and 8.2 percent for the year. Prescription sales, which accounted for 64 percent of sales in fiscal 2005, climbed 11.5 percent in the fourth quarter and 13.4 percent for the year. Prescription sales in comparable stores rose 7.7 percent in the quarter and 9.8 percent for the year.

Walgreens strength in pharmacy is best seen in its 6.8 percent increase in the number of prescriptions filled in comparable stores during fiscal 2005. Overall, Walgreens filled 490 million prescriptions in 2005, an increase of 10.6 percent from the previous year and more than any other pharmacy retailer.

Chairman and CEO David Bernauer said, "We're in excellent shape to continue our expansion plans while investing in new store technology and customer service initiatives. The Medicare prescription insurance plan that takes effect Jan. 1 marks another important opportunity to grow our pharmacy business. The program will allow seniors to choose their pharmacy based on services and convenience - areas in which we excel."

Gross profit margins for the quarter increased 22 basis points to 27.95 as a percent to sales, including a LIFO credit of $2.0 million versus a credit of $48.5 million a year ago. Last year the company experienced less inflation than expected, resulting in the fourth quarter credit.

Gross margins rose primarily because of increased use of generic medications, which cost less for patients and payers but have higher margins. "Less expensive generics also had the effect of slowing our sales line and contributing to an increase in selling, occupancy and administration expenses when measured as a percent to sales," said Walgreens President Jeff Rein.

Expenses for lost inventory, lease obligations, property and equipment related to Hurricane Katrina, as well as more investment in payroll to improve customer service chainwide, also contributed to a 90-basis point increase in SO&A expenses in the fourth quarter to 23.20 as a percent to sales. The hurricane alone had a 52-basis point effect on SO&A in the quarter.

Walgreens estimates approximately $1.4 billion in capital investments for fiscal 2006. This reflects expenditures for new stores (including more planned real estate purchases), technology and a new distribution center in South Carolina scheduled to open in 2007.

Walgreens also upgraded its photo Web site during the quarter, expanding its network capacity so that Walgreens.com customers can upload photos from their home computer and pick them up at nearly any Walgreens nationwide in one hour. "We're also offering this service to customers of HP's Snapfish and will look for more opportunities to promote our convenient and easy-to-use online photo services," said Rein.

At Aug. 31, Walgreens operated 4,953 drugstores in 45 states and Puerto Rico, including stores currently closed because of Hurricane Katrina, versus 4,582 a year ago.

For additional highlights on the quarter's results, a recorded Webcast and other financial information are available on Walgreens Investor Relations Web site at: investor.walgreens.com.

This news release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Investors are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the Company's most recent Form 10-Q, which Note is incorporated into this news release by reference.

WALGREEN CO.
COMPARATIVE STATEMENTS OF EARNINGS
(Unaudited: in millions, except per share data)
	Quarter Ended			Year Ended
	August 31 2005	August 31 2004	Percent Change	August 31 2005	August 31 2004	Percent Change
Net sales	$ 10,494.9	$ 9,426.7	11.3%	$ 42,201.6	$ 37,508.2	12.5%
Cost of sales (A)	$ 7,561.8	$ 6,812.4	11.0%	$ 30,413.8	$ 27,310.4	11.4%
Selling, occupancy and administration (B)	$ 2,434.9	$ 2,102.1	15.8%	$ 9,363.8	$ 8,055.4	16.2%
Interest income	$ 8.9	$ 6.9		$ 31.6	$ 17.3
Earnings before taxes	$ 507.1	$ 519.1	(2.3)%	$ 2,455.6	$ 2,159.7	13.7%
Income taxes (C)	$ (178.1)	$ (194.7)		$ (896.1)	$ (809.9)
Net earnings	$ 329.0	$ 324.4	1.4%	$ 1,559.5	$ 1,349.8	15.5%
Net earnings per share Basic Diluted	$ .32 $ .32	$ .32 $ .32	-- --	$ 1.53 $ 1.52	$ 1.32 $ 1.31	15.9% 16.0%
Dividends declared per share	$ .065	$ .0525	23.8%	$ .2225	$ .18188	22.3%
Average shares outstanding Basic Diluted	1,014.7 1,024.9	1,024.0 1,030.9		1,019.7 1,028.3	1,024.5 1,031.8

  The LIFO provision for the fourth quarter was a credit of $2.0 million versus a credit of $48.5 million for the same period a year ago. For fiscal 2005, the LIFO provision was a charge of $67.8 million versus a charge of $6.7 million a year ago.
  This year's fourth quarter and fiscal year include a $54.7 million charge for expenses related to Hurricane Katrina. This year also includes a $26.3 million gain for litigation settlements versus a $16.3 million gain in fiscal 2004.
  This year's fourth quarter includes an effective income tax rate of 35.12 percent versus 37.50 percent for the same period a year ago. The decrease primarily resulted from foreign tax credit adjustments.

WALGREEN CO.
EFFECT OF HURRICANE KATRINA AND LITIGATION SETTLEMENTS ON EARNINGS

(This non-GAAP disclosure of earnings excluding the effect of Hurricane Katrina expenses and litigation settlement gains isn't preferable to GAAP net earnings, but is shown as a supplement to such disclosure.)

(Unaudited: in millions, except per share data)
	Quarter Ended			Year Ended
	August 31 2005	August 31 2004	Percent Change	August 31 2005	August 31 2004	Percent Change
Earnings excluding the effect of Hurricane Katrina expenses and gains from litigation settlements	$ 363.3	$ 324.0	12.1%	$ 1,577.3	$ 1,339.6	17.7%
Diluted earnings per share	$ .35	$ .32	9.4%	$ 1.53	$ 1.30	17.7%

Earnings effect of Hurricane Katrina expenses	$ (34.3)	$ --		$ (34.3)	$ --
Diluted earnings per share	$ (.03)	$ --		$ (.03)	$ --

Earnings effect of litigation settlement gains	$ --	$ .4		$ 16.5	$ 10.2
Diluted earnings per share	$ --	$ --		$ .02	$ .01

Net earnings	$ 329.0	$ 324.4	1.4%	$ 1,559.5	$ 1,349.8	15.5%
Diluted net earnings per share	$ .32	$ .32	--	$ 1.52	$ 1.31	16.0%

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